EXHIBIT 99

DISCLAIMER

This exhibit contains the following Morgan Stanley Dean Witter & Co. ("MSDW") financial statements disclosed in Part II, Item 8 of MSDW's Annual Report on Form 10-K (the "Report"): Consolidated Statements of Financial Condition at November 30, 2000 and November 30, 1999; Consolidated Statements of Income for Fiscal 2000, 1999 and 1998; and Consolidated Statements of Cash Flows for Fiscal 2000, 1999 and 1998 in a draft form of the eXtensible Business Reporting Language ("XBRL" and the "XBRL Financial Statements").

The XBRL Financial Statements are provided for DEMONSTRATIVE PURPOSES ONLY as part of a pilot project and are qualified in their entirety by reference to MSDW's audited financial statements in Part II, Item 8 of the Report. The XBRL Financial Statements should not be used for investment purposes.

Overview

The XBRL Financial Statements are provided in this alternative format as a pilot project to provide global business information users with a more structured expression of the financial statements. As more companies provide their financial statements in XBRL, it is expected that this will enhance understanding of the contents of such financial statements.

About XBRL

The XBRL organization, at present a consortium of about 100 organizations led by the American Institute of Certified Public Accountants ("AICPA"), is developing XBRL for the preparation and exchange of business reports and data. The initial goal of XBRL is to provide an XML-based framework that global business information users will use to create, exchange, and analyze financial reporting information.

The present EDGAR system does not allow the receipt of XBRL unless it is in an altered form. The XBRL specification requires use of tags that are not permitted in an EDGAR filing. Therefore, MSDW has embedded all of the required XBRL documents as html comments and disguised all of the angle brackets. There are instructions below for extracting the XBRL files from this page for your review and use.

The intended use of the embedded and altered XBRL is for gaining a better understanding of XBRL and is not for investment purposes.

MSDW Financial Reporting in XBRL

Since the AICPA has not yet begun an initiative to create a taxonomy (a mapping of financial reporting) for the financial services industry, MSDW has drafted taxonomies for:  (1) financial services and (2) MSDW-specific reporting. MSDW then mapped or associated each reporting line from its financial statements to one of the 2 associated taxonomy drafts or the US GAAP taxonomy published by the XBRL organization on July 31, 2000.

MSDW Financial Statements in XBRL

MORGAN STANLEY DEAN WITTER & CO.
Consolidated Statements of Financial Condition
(dollars in millions, except share data)
	November 30, 2000	November 30, 1999
Assets
Cash and cash equivalents	$18,819	$12,325
Cash and securities deposited with clearing organizations or segregated under federal and other regulations (including securities at fair value of $41,312 at November 30, 2000 and $6,925 at November 30, 1999)	48,637	9,713
Financial instruments owned:
U.S. government and agency securities	28,841	25,646
Other sovereign government obligations	24,119	17,522
Corporate and other debt	33,419	30,443
Corporate equities	16,889	14,843
Derivative contracts	27,333	22,769
Physical commodities	217	819
Securities purchased under agreements to resell	50,992	70,366
Receivable for securities provided as collateral	3,563	9,007
Securities borrowed	105,231	85,064
Receivables:
Consumer loans (net of allowances of $780 at November 30, 2000 and $769 at November 30, 1999)	21,090	20,229
Customers, net	26,015	29,299
Brokers, dealers and clearing organizations	1,257	2,252
Fees, interest and other	6,102	5,371
Office facilities, at cost (less accumulated depreciation of $1,934 at November 30, 2000 and $1,667 at November 30, 1999)	2,685	2,204
Aircraft under operating leases (less accumulated depreciation of $257 at November 30, 2000 and $101 at November 30 , 1999)	3,927	1,884
Other assets	7,658	7,211
Total assets	$426,794	$366,967

See Notes to Consolidated Financial Statements.

MORGAN STANLEY DEAN WITTER & CO.
Consolidated Statements of Financial Condition
(dollars in millions, except share data)
	November 30, 2000	November 30, 1999
Liabilities and Shareholders' Equity
Commercial paper and other short-term borrowings	$27,754	$38,242
Deposits	11,930	10,397
Financial instruments sold, not yet purchased:
U.S. government and agency securities	13,578	12,285
Other sovereign government obligations	6,959	7,812
Corporate and other debt	6,772	2,322
Corporate equities	15,091	15,402
Derivative contracts	27,547	23,228
Physical commodities	1,462	919
Securities sold under agreements to repurchase	97,230	104,450
Obligation to return securities received as collateral	8,353	14,729
Securities loaned	35,211	30,080
Payables:
Customers	94,546	45,775
Brokers, dealers and clearing organizations	3,072	1,335
Interest and dividends	2,766	2,951
Other liabilities and accrued expenses	12,731	10,439
Long-term borrowings	42,051	28,604
	407,053	348,970
Capital Units	70	583
Preferred Securities Issued by Subsidiaries	400	400
Commitments and contingencies
Shareholders' equity:
Preferred stock	545	670
Common stock (1) ($0.01 par value, 3,500,000,000 shares authorized, 1,211,685,904 and 1,211,685,904 shares issued, 1,107,270,331 and 1,104,630,098 shares outstanding at November 30, 2000 and November 30, 1999, respectively)	12	12
Paid-in capital (1)	3,377	3,836
Retained earnings	20,802	16,285
Employee stock trust	3,042	2,426
Cumulative translation adjustments	(91)	(27)
Subtotal	27,687	23,202
Note receivable related to ESOP	(44)	(55)
Common stock held in treasury, at cost (1) ($0.01 par value, 104,415,573 and 107,055,806 shares at November 30, 2000 and November 30, 1999, respectively)	(6,024)	(4,355)
Common stock issued to employee trust	(2,348)	(1,778)
Total shareholders' equity	19,271	17,014
Total liabilites and shareholders' equity	$426,794	$366,967
(1) Amounts have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 2000.

See Notes to Consolidated Financial Statements.

MORGAN STANLEY DEAN WITTER & CO.
Consolidated Statements of Income
(dollars in millions, except share and per share data)
	Fiscal Year
	2000	1999	1998
Revenues:
Investment banking	$5,008	$4,523	$3,340
Principal transactions:
Trading	7,393	5,830	3,159
Investments	193	725	89
Commissions	3,645	2,774	2,208
Fees:
Asset management, distribution and administration	4,219	3,324	3,003
Merchant and cardmember	1,780	1,492	1,647
Servicing	1,450	1,194	928
Interest and dividends	21,234	14,880	16,386
Other	491	248	282
Total revenues	45,413	34,990	31,042
Interest expense	18,176	12,515	13,464
Provision for consumer loan losses	810	529	1,173
Net revenues	26,427	21,946	16,405
Non-interest expenses:
Compensation and benefits	10,936	8,398	6,636
Occupancy and equipment	772	643	583
Brokerage, clearing and exchange fees	519	485	552
Information processing and communications	1,556	1,325	1,140
Marketing and business development	2,058	1,679	1,411
Professional services	1,037	836	677
Other	1,058	852	706
Total non-interest expenses	17,936	14,218	11,705
Gain on sales of businesses	35	0	685
Income before income taxes and cumulative effect of accounting change	8,526	7,728	5,385
Provision for income taxes	3,070	2,937	1,992
Income before cumulative effect of accounting change	5,456	4,791	3,393
Cumulative effect of accounting change	0	0	(117)
Net income	$5,456	$4,791	$3,276
Preferred stock dividend requirements	$36	$44	$55
Earnings applicable to common shares(1)	$5,420	$4,747	$3,221
Earnings per common share (2):
Basic before cumulative effect of accounting change	$4.95	$4.33	$2.90
Cumulative effect of accounting change	$0.00	$0.00	$(0.10)
Basic	$4.95	$4.33	$2.80
Diluted before cumulative effect of accounting change	$4.73	$4.10	$2.76
Cumulative effect of accounting change	$0.00	$0.00	$(0.09)
Diluted	$4.73	$4.10	$2.67
Average common shares outstanding (2):
Basic	1,095,858,438	1,096,789,720	1,151,645,450
Diluted	1,145,011,515	1,159,500,670	1,212,588,130
(1) Amounts shown are used to calculate basic earnings per common share.
(2) Amounts have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 2000.

See Notes to Consolidated Financial Statements.

MORGAN STANLEY DEAN WITTER & CO.
Consolidated Statements of Cash Flows
(dollars in millions)
	Fiscal Year
	2000	1999	1998
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,456	$4,791	$3,276
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Non-cash charges (credits) included in net income:
Cumulative effect of accounting change	0	0	117
Gain on sale of businesses	(35)	0	(685)
Deferred income taxes	(219)	(160)	(55)
Compensation payable in common or preferred stock	908	735	408
Depreciation and amortization	727	541	575
Provision for consumer loan losses	810	529	1,173
Changes in assets and liabilities:
Cash and securities deposited with clearing organizations or segregated under federal and other regulations	(38,924)	839	(3,641)
Financial instruments owned, net of financial instruments sold, not yet purchased	(10,524)	(22,081)	11,127
Securities borrowed, net of securities loaned	(15,036)	(8,798)	(5,061)
Receivables and other assets	2,077	(11,276)	2,114
Payables and other liabilities	52,376	5,656	6,081
Net cash (used for) provided by operating activities	(2,384)	(29,224)	15,429
CASH FLOWS FROM INVESTING ACTIVITIES
Net (payments for) proceeds from:
Office facilities	(836)	(656)	(358)
Sale of businesses, net of disposal costs	0	0	1,399
Purchase of Morgan Stanley Dean Witter, S.V., S.A., net of cash acquired	0	(223)	0
Purchase of Ansett Worldwide, net of cash acquired	(199)	0	0
Net principal disbursed on consumer loans	(11,410)	(8,769)	(2,314)
Sales of consumer loans	9,760	2,997	4,466
Net cash (used for) provided by investing activities	(2,685)	(6,651)	3,193
CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments for) proceeds from short-term borrowings	(10,563)	9,994	5,620
Securities sold under agreements to repurchase, net of securities purchased under agreements to resell	12,154	21,327	(14,407)
Net proceeds from (payments for):
Deposits	1,533	2,200	(796)
Issuance of common stock	338	223	126
Issuance of put options	42	9	0
Issuance of long-term borrowings	22,475	7,552	9,771
Issuance of Preferred Securities Issued by Subsidiaries	0	0	400
Payments for:
Repayments of long-term borrowings	(9,351)	(6,618)	(7,069)
Redemption of cumulative preferred stock	0	0	(200)
Redemption of Capital Units	(513)	(416)	0
Repurchases of common stock	(3,628)	(2,374)	(2,925)
Cash dividends	(924)	(575)	(519)
Net cash provided by (used for) financing activities	11,563	31,322	(9,999)
Net increase (decrease) in cash and cash equivalents	6,494	(4,553)	8,623
Cash and cash equivalents, at beginning of period	12,325	16,878	8,255
Cash and cash equivalents, at end of period	$18,819	$12,325	$16,878

See Notes to Consolidated Financial Statements.

Download Instructions

If you would like to access the XBRL Financial Statements that are embedded as altered XBRL inside the html comments in this document, please follow these instructions:

1. View the source document from your web browser.

2. Save the 3 html comments containing content at the bottom of the source file into 3 separate files, each using the name shown in the source document.

3. In each of the 3 documents that you save, do a global search and replace to change the disguised angle brackets (~lt~ and ~gt~) to angle brackets (< and >).

4. Contact the XBRL organization to download the US GAAP commercial and industrial taxonomy published on July 31, 2000.

5. Edit the schema location string in each document to point to the locations.

6. You can then view these documents in an XBRL or XML document viewer.

7. Please send comments to xbrlpilot10k@ms.com.